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                                                                    EXHIBIT 23.1



                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of JLG Industries, Inc. for the registration of up to $125,000,000 of its securities and to the incorporation by reference therein of our report dated September 12, 2003, except for the note entitled "Subsequent Events--Acquisition/Senior Secured Revolving Credit Facility" as to which the date is September 23, 2003, relating to the audited consolidated financial statements of JLG Industries, Inc. included in the Annual Report (Form 10-K) for the year ended July 31, 2003 filed with the Securities and Exchange Commission.

                                                        /s/ Ernst & Young LLP


Baltimore, Maryland
December 19, 2003